Exhibit 99.2

Intra-Cellular Therapies Prices $300 Million Public Offering of Common Stock

NEW YORK, September 22, 2015 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company, today announced the pricing of its previously announced underwritten public offering of 6,900,000 shares of its common stock at a public offering price of $43.50 per share. All of the shares in the offering will be sold by Intra-Cellular Therapies. Net proceeds to Intra-Cellular Therapies from the sale of the shares, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $284.7 million.

Intra-Cellular Therapies has granted the underwriters a 30-day option to purchase up to an additional 1,035,000 shares on the same terms and conditions. The expected net proceeds to Intra-Cellular Therapies referenced above do not include any net proceeds that Intra-Cellular Therapies would receive if the underwriters exercise such option. The offering is expected to close on September 28, 2015, subject to customary closing conditions. Leerink Partners LLC, Cowen and Company, LLC, RBC Capital Markets, LLC and Guggenheim Securities, LLC are acting as joint book-running managers for the offering. Ladenburg Thalmann & Co. Inc. and SunTrust Robinson Humphrey, Inc. are acting as co-managers.

The public offering is being made pursuant to a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, can be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by phone at (800) 808-7525, ext. 6142, or by email at syndicate@leerink.com; from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806; or from RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Phone: 877-822-4089; Email: equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intra-Cellular Therapies

Intra-Cellular Therapies is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative diseases and diseases of the elderly, including Parkinson’s and Alzheimer’s disease. The Company is developing its lead drug candidate, ITI-007, for the treatment of schizophrenia, bipolar disorder, behavioral disturbances in dementia, depression, and other neuropsychiatric and neurological disorders. ITI-007, a first-in-class molecule, is in Phase 3 clinical development for the treatment of schizophrenia. The Company is also utilizing its phosphodiesterase platform and other proprietary chemistry platforms to develop drugs for the treatment of CNS and other disorders.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to Intra-Cellular’s plans to consummate its proposed public offering. Intra-Cellular may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, the satisfaction of customary closing conditions related to the proposed public offering, Intra-Cellular’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. These and other risks are described in the reports filed by Intra-Cellular with the SEC, including under the caption “Risk Factors” included in Intra-Cellular’s annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 12, 2015, as well as any updates to those risk factors filed from time to time in Intra-Cellular’s periodic and current reports filed with the SEC, and Intra-Cellular’s preliminary prospectus supplement filed with the SEC on September 21, 2015.

In addition, any forward-looking statement in this press release represents Intra-Cellular’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Intra-Cellular disclaims any duty to update any forward-looking statement, except as required by applicable law.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

212-923-3344

Burns McClellan, Inc.

Lisa Burns (Investors)

Justin Jackson (Media)

jjackson@burnsmc.com

212-213-0006